Exhibit 24.2

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Thomas F. Lesinski and Maria V. Woods, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for him or her and in his or her name in the capacity indicated below, a registration statement on Form S-3 for National CineMedia, Inc., and any and all amendments (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and unto each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Lauren Zalaznick	Chair of the Board	March 5, 2024
Lauren Zalaznick

/s/ Bernadette Aulestia	Director	March 4, 2024
Bernadette Aulestia

/s/ Nicholas Bell	Director	March 4, 2024
Nicholas Bell

/s/ David E. Glazek	Director	March 6, 2024
David E. Glazek

/s/ Juliana Hill	Director	March 4, 2024
Juliana Hill

/s/ Tiago Lourenço	Director	March 5, 2024
Tiago Lourenço

/s/ Jean-Philippe Maheu	Director	March 6, 2024
Jean-Philippe Maheu

/s/ Joseph Marchese	Director	March 5, 2024
Joseph Marchese